Exhibit 99.1

PRESS RELEASE October 31, 2007 7:00 AM ET	Contact:	John G. Petrovich 626-683-7200 jpetrovich@insertt.com	Virginia Dadey 212-541-3707 vdadey@arrowres.com

ARROWHEAD SUBS, CALANDO AND INSERT, APPOINT

LARRY STAMBAUGH AS CEO AND PRESIDENT

PASADENA, Calif.—October 31, 2007— Arrowhead Research Corporation (NASDAQ: ARWR), announced today that Larry G. Stambaugh has been appointed as President and Chief Executive Officer of two of its majority-owned subsidiaries, Calando Pharmaceuticals, Inc. and Insert Therapeutics, Inc., and that a merger between the two companies is being pursued. Both companies are developing anti-cancer drugs. Insert is already in clinical studies with its first drug candidate and Calando is preparing to file an investigational new drug (IND) application for its first RNAi-based drug candidate.

“Larry has an impressive track record of raising over $350 million of capital, running 17 clinical trials, including four Phase 3 trials, and securing partnerships with major pharmaceutical companies as the former CEO of Maxim Pharmaceuticals, Inc.,” said R. Bruce Stewart, Chairman and CEO of Arrowhead. “His experience on Wall Street and in clinical development gives him the knowledge to lead Calando and Insert through their next several phases of clinical and business development.”

“I am pleased to have the opportunity to join the Calando and Insert teams and to advance the development of their exciting technologies into new effective treatments for cancer and other diseases, and bring them to patients in large unmet need markets,” said Stambaugh. “The proposed combination maximizes strong synergies between the two companies, joins a shared strategic vision, and provides for the efficient use of resources under the Arrowhead umbrella.”

Mr. Stambaugh is the former Chairman, CEO and co-founder for Maxim Pharmaceuticals, Inc. At Maxim, he established a public, global biopharmaceutical company with a pipeline of product candidates for life-threatening cancers and liver diseases. During his time with Maxim he took the company public in the U.S. and Europe, conducted 17 clinical trials, including four phase 3 studies, in over 20 countries, established several corporate partnerships with large pharmaceutical companies and acquired a promising biotechnology company. In 2006, he merged Maxim with an East Coast biotech company. Previously, he was the Chairman, President and CEO for ABC Laboratories, a world-leading environmental research laboratory serving Fortune 100 pharmaceutical and chemical companies. Mr. Stambaugh has worked as a top executive in banking, manufacturing, and retail and began his career at KPMG. He has a B.B.A. from Washburn University and is a C.P.A.

He has recently been a principal at Apercu Consulting, where he serves as an advisor to private and public boards and management, and has participated in launching several new companies. Larry has more than 75 years of combined board service and speaks on the best practices and current issues in corporate governance. In 2002 and again in 2006 and 2007, he was awarded the “Director of the Year” recognition for his work in corporate governance leadership and education from the Corporate Directors Forum in San Diego, where he launched one of the top annual conferences for corporate governance in the United States today.

John G. Petrovich, who has been serving as CEO of Insert and Calando, will continue to serve as Executive Vice President of both companies and of the combined entity after the merger.

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About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ:ARWR) is a leading nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is building value for shareholders through the progress of majority owned subsidiaries founded on nanotechnologies originally developed at universities. The company works closely with universities to source early stage deals and to generate rights to intellectual property covering promising new nanotechnologies. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications, including anti-cancer drugs, RNAi therapeutics, carbon-based electronics and compound semiconductor materials.

About Insert Therapeutics

Insert Therapeutics, Inc. (www.insertt.com) is using its proprietary, nano-engineered, polymeric delivery system, Cyclosert(TM), to design, develop and commercialize drug-delivery-enhanced small-molecule therapeutics and nucleic acids. Cyclosert uses cyclodextrins as building blocks to create an entirely new class of biocompatible materials - linear cyclodextrin-containing polymers that are non-toxic and non-immunogenic at therapeutic doses. The company is pursuing this goal through its internal research and development, and also through collaborations and partnerships with pharmaceutical and biotechnology companies.

About Calando Pharmaceuticals Inc.

Calando Pharmaceuticals Inc. (www.calandopharma.com ) is using its proprietary technologies in targeted polymeric delivery systems and siRNA design to design and create new, targeted siRNA therapeutics. Small interfering RNAs (siRNA) use RNA interference, or RNAi, a naturally occurring mechanism within cells to selectively silence and regulate specific genes. The ability to silence genes selectively through RNAi could provide a new way to treat a wide range of human diseases. The company is pursuing this goal through its internal research and development and also through collaborations and partnerships with pharmaceutical and biotechnology companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our clinical studies, our ability to successfully develop and manufacture products, rapid technological change in our industry, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K, and other SEC filings discuss these and other important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.